UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2011

TIGRENT INC.

(Exact name of registrant as specified in charter)

Colorado	0-27403	84-1475486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1612 East Cape Coral Parkway, Cape Coral Florida

(Address of principal executive offices)

33904

(Zip code)

(239) 542-0643

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE.

Notice of Assertion of Right to Defense Costs and Indemnification Relating To Acciard and Altimas Litigation.

On January 20, 2011, Tigrent Inc. (the “Company”) announced that it and its subsidiaries, Tigrent Group Inc. and Tigrent Learning Inc. (collectively, the “Tigrent Subsidiaries”), had entered into a Mediation Settlement Agreement that settled all claims against the Company and the Tigrent Subsidiaries arising in the two litigation cases pending in the United States District Court for the Middle District of Florida captioned Glenn Acciard, et al. versus Russell Whitney, et al. (originally filed in March 2007 in the Circuit Court for Lee County, Florida) and Thomas L. Altimas, et al. versus Russell Whitney, et al. (originally filed in September 2009) (collectively, the “Gulfstream Litigation”).  The Mediation Settlement Agreement also settled the claims arising in such cases against Russell A. Whitney for which the Company could have had continuing obligations to advance defense costs and indemnify Mr. Whitney.  Other claims against Mr. Whitney and the other defendants who are unrelated to the Company, including Gulfstream Development Group and other companies affiliated with Mr. Whitney, remain unsettled and pending.

On January 25, 2011, Mr. Whitney notified the Company that he believes that the Company has a continuing obligation to advance defense costs and provide indemnification to him with respect to claims still pending against him in the Gulfstream Litigation, notwithstanding the Mediation Settlement Agreement, and that Mr. Whitney may choose to assert a claim against the Company with respect to such defense costs and indemnification.  The Company believes that Mr. Whitney’s position is without merit.

The information provided in this item is being furnished pursuant to General Instruction B.2, and shall not be deemed to have been filed with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this report and irrespective of any general incorporation language included in any such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 31, 2011	TIGRENT INC.

/s/ Steven C. Barre
Steven C. Barre
Chief Executive Officer